 Exhibit 10.3

NuvOx Pharma, LLC

Executive Employment & Compensation Agreement with

Evan Unger, M.D.

TABLE OF CONTENTS

ARTICLE I BACKGROUND		1

ARTICLE II EMPLOYMENT		1

2.1.	Position	1
2.2.	Duties; Situs of Service	1
2.3.	Commitment; Other Interests	1
2.4.	At-Will Employment	2

ARTICLE III COMPENSATION		2

3.1.	Salary	2
3.2.	Benefits	2
3.3.	Reimbursement of Expenses	2

ARTICLE IV NONCOMPETE		3

4.1.	Covenants Not To Compete	3
4.2.	Covenants	3
4.3.	Time and Scope	4

ARTICLE V OWNERSHIP OF INTELLECTUAL PROPERTY		4

5.1.	Disclosure and Ownership	4
5.2.	Patent Rights; Further Assurances; Power of Attorney	4
5.3.	Spouses Bound; Spousal Consent	5

ARTICLE VI OBLIGATIONS OF CONFIDENTIALITY		5

6.1.	Confidential Information	5
6.2.	Obligation of Confidentiality	5
6.3.	Third-Party Information	6
6.4.	Ownership	6
6.5.	Surrender and Return of Documents and Equipment	6

ARTICLE VII TERMINATION		7

7.1.	Termination for Incapacity	7
7.2.	Continued Cooperation	7
7.3.	Non-Disparagement	7

ARTICLE VIII REPRESENTATIONS AND WARRANTIES		7

8.1.	By Executive	7
8.2.	By Company	8

ARTICLE IX MISCELLANEOUS		8

9.1.	Agreement in its Entirety	8
9.2.	Addresses and Notices	8
9.3.	Amendment of this Agreement; Waiver	9
9.4.	Applicable Law	9

i

9.5.	Assignment	9
9.6.	Compliance with Law; Severability	9
9.7.	Computation of Time	9
9.8.	Counterparts	9
9.9.	Employment	10
9.10.	Dispute Resolution; Remedies	10
9.11.	Further Assurances	10
9.12.	Independent Counsel	10
9.13.	No Third-Party Beneficiaries	10
9.14.	Survival	10
9.15.	Withholding	10
9.16.	Disclosure	11
9.17.	Rules of Interpretation	11

ARTICLE X CERTAIN DEFINITIONS		11

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Index of Defined Terms.

The definitions of the following terms may be found in the ARTICLE, SECTION or Subsection opposite the term below.

Agreement	Exhibit A
B Financing	SECTION 3.1
Benefit Plans	SECTION 3.2
Business	SECTION 1.1
Commencement Date	SECTION 1.2
Company	Introductory Paragraph
Confidential Information	SECTION 6.1
Discoveries	SECTION 10.1
Exchange Act	SECTION 4.2(a)
Executive	Introductory Paragraph Exhibit A
Expenses	SECTION 3.3
Future Business Relation	SECTION 9.16
Incapacity	SECTION 7.1
Intellectual Property Rights	SECTION 10.2
MVT	SECTION 2.3
Non-Disparaged Parties	SECTION 7.3
Operating Agreement	SECTION 1.4
Patents	SECTION 10.3
Permitted Activity	SECTION 2.3
PPB	SECTION 2.2
Restricted Business	SECTION 2.3
SEC	Subsection 8.1.2
Service Product	SECTION 10.4
Third-Party Information	Subsection 6.3.1
Work Prouct	SECTION 10.5
Work Product IPR	SECTION 5.1

iii

NuvOx Pharma, LLC

EXECUTIVE EMPLOYMENT AND COMPENSATION AGREEMENT

Effective the Commencement Date (as defined below), Evan C. Unger, M.D., a married resident of the State of Arizona, (“Executive”) and NuvOx Pharma, LLC, an Arizona limited liability company, (“Company”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

Certain initially-capitalized terms are defined in ARTICLE X below and initially-capitalized terms defined in the body of this Agreement are indexed in the Table of Contents.

ARTICLE I

BACKGROUND

SECTION 1.1. Executive is a key contributor to the development of certain perfluorocarbon compounds for delivering oxygen (collectively, the “Business”).

SECTION 1.2. On or aboutDecember 31st, 2012 (the “Commencement Date”), Executive began serving as Company’s Chief Executive Officer, and Company and Executive desire to confirm and evidence the terms under which Executive has served Company in that capacity and the terms under which Company will retain and employ Executive to serve in the capacity from the date of signing this Agreement.

SECTION 1.3. Company and Executive acknowledge that during the course of Executive’s providing services to Company, both in the past and in going forward, Executive has and will come to possess and help develop, valuable proprietary information, trade secrets, and other confidential information important to the Business and, accordingly, desire to confirm through this Agreement the ownership and confidential treatment of Company’s technology and information.

SECTION 1.4. Initially capitalized terms not otherwise defined in this Agreement will have the meanings given them in Company’s Amended and Restated Operating Agreement made effective August 1, 2012, and subsequently amended (the “Operating Agreement”).

ARTICLE II

EMPLOYMENT

SECTION 2.1. Position. Subject to this Agreement, Company engages Executive to serve as the Chief Executive Officer of Company, and Executive agrees to serve Company in that capacity until Executive’s successor is duly elected and qualified. In that position, Executive will report to Company’s Board. Executive’s position is exempt from overtime as determined by the Fair Labor Standards Act.

SECTION 2.2. Duties; Situs of Service. As Chief Executive Officer, Executive will have those duties, authority and responsibility customary with that position for entities similarly situated as Company and consistent with the direction of the Board. Executive must follow all lawful policies and procedures of Company and all lawful directives given by the Board not inconsistent with this Agreement and must abide by all applicable laws and regulation in performing his duties under this Agreement. The principal place of Executive’s employment is Company’s principal executive offices currently located at 1635 E. 18th Street, Tucson, Arizona (the “PPB”), although Executive may be required to travel on Company business and perform services on a regular and substantial basis apart from the PPB. Executive may elect to work, from time to time, from physical locations other than the PPB to the extent it does not affect the timely performance of his duties or fulfillment of this responsibilities.

SECTION 2.3. Commitment; Other Interests. Executive must exercise reasonably prudent efforts and business time, attention, and energies to the Business and the performance of the Executive’s duties under this Agreement in furtherance of the Business. In accordance with ARTICLE XV of the Operating Agreement, Executive may not engage in any other business, profession or occupation for compensation that fully or partially engages in the development, licensing and commercialization of perfluorocarbon-based formulations for oxygen delivery or any other activity related to the Business (the “Restricted Business”). Executive may devote time, attention, and energies to other businesses, including his business activities with and on behalf of Microvascular Therapeutics, LLC (“MVT”) and research, work relating to microbubble enhanced sonothrombolysis and perfluoropropane microbubbles (“Permitted Activity”) to the extent they do not conflict or interfere with the timely performance of his duties or fulfillment of his responsibilities to Company.

SECTION 2.4. At-Will Employment. Executive’s employment with Company is at-will and may be terminated by the Board immediately by Company.

ARTICLE III

COMPENSATION

SECTION 3.1. Form of Compensation; Salary. Since the Commencement Date, Company has compensated Executive for his services at the rate of $200,000 per year, which Company paid in the form of Class B Units having a nominal value of $3.50 per unit. Schedule 1 summarizes the time at which Class B Units were issued to Executive and the number of Class B Units then issued. Until such time as Company has completed its financing through the sale and issuance of Class B Units (the “B Financing”) or until such time as Company receives annual licensing revenue in excess of $1 million, Executive will continue to be compensated at the foregoing rate in Class B Units. Upon the successful completion of the B Financing, Company must pay Executive a base salary in cash at the rate of $250,000 per annum in accordance with Company’s customary payroll practices as in effect from time to time, less all applicable tax or other withholdings and deductions required by applicable law or approved by Executive, subject to annual review and adjustment as determined by the Board beginning in calendar year 2019.

SECTION 3.2. Benefits. To the extent eligible under the particular requirements of Company’s various plans and programs and laws and regulations in effect from time to time, Executive and, the extent applicable, Executive’s spouse and dependents, will participate in and receive all Company’s’ employee benefit plans and programs, including any vacation, sick leave, personal leave, and welfare or pension benefit plans and programs, made available to Company’s senior level executives or to its employee generally as in effect from time to time (collectively, the “Benefit Plans”). Company may amend, reduce or cancel the benefits under its Benefit Plans any time in its reasonable discretion, subject to the terms of those benefit plans and applicable law, but only to the extent any amendment, reduction or cancellation is applied equally to all Company’s senior executives who are entitled to the pertinent benefit plan or program. Executive may not take vacation time to an extent or at the times that would adversely affect the timely performance of his duties and fulfillment of his responsibilities to Company.

SECTION 3.3. Reimbursement of Expenses. In accordance with Company’s policies in effect from time to time, Company must reimburse Executive for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred in the performance of Executive’s duties under this Agreement (“Expenses”). Executive must submit a statement and the accompanying documentation on or before the date 2 months after the end of the calendar month in which the pertinent Expenses are incurred, in which case the statement will be deemed timely submitted. If a statement for Expenses is not timely received, the Expenses will be deemed personal expenses and Executive will not receive reimbursement from Company for those Expenses. Company must reimburse Executive for timely submitted, reasonable Expenses on or before the date 30 days after Executive’s submission to Company of statement and receipts for reimbursement. Any reimbursement is subject to review by Company’s Directors and auditors. If Company pays for any Expenses incurred by the Executive that are subsequently disallowed, Executive must refund Company those Expenses.

ARTICLE IV

NONCOMPETE

This ARTICLE IV is in addition to, and not in lieu of, ARTICLE XV of the Operating Agreement.

SECTION 4.1. Covenant Not to Compete. Executive is aware of, and may become aware of Confidential Information that gives Company a competitive advantage over its competitors, which advantage would be lost if any Confidential Information were made available to its competitors and, if available to or used by a competitor, would work to Company’s substantial detriment. Additionally, during Executive’s employment with Company, he will have access to and may develop relationships with customers, vendors and other third parties that are important to the Business. Moreover, some, if not all, of those relationships will continue, and some, if not all, of that Confidential Information will be retained in Executive’s memory, beyond the term of this Agreement and Executive’s employment with Company. For those reasons, it is important that reasonable restrictions be placed on Executive’s circumstances and activities to minimize further the possibility of unauthorized use of the Confidential Information or utilization of those relationships in a manner that would cause harm or potential harm to Company or the Business. Executive acknowledges and agrees that: (a) the restrictive covenants contained in this ARTICLE are reasonably necessary to protect Company’s legitimate business interests and goodwill and (b) the restrictions contained in this ARTICLE do not impose an undue hardship on Executive and does not deprive him of his livelihood.

SECTION 4.2. Covenants. Executive will, for the period specified below, not to do any of the following:

(a) for so long as Executive’s business relationship with Company continues and for 1-year period after it terminates, Executive may not own equity or profits in, enter into, provide services to, form, engage or assist, whether or as a stockholder, officer, director, agent, employee, advisor, consultant, contractor, member, manager, partner, or co-venturer: (i) any entity that, as a material portion of its business, engages in, conducts or, to Executive’s knowledge, has definitive plan to engage in or conduct, in a line of business that does or would compete with the Restricted Business; or (ii) any entity, apart from MVT, that has a material commercial relationship with Executive or Company and could reasonably derive a material unfair advantage in dealing with Company because of Confidential Information Executive possesses; or (iii) any operating business that Company is engaged in or is conducting as to which, to Executive’s knowledge, Company covenants not to compete with in connection with the sale or disposition of that business, but excluding from this clause (iii) any activity related to the Permitted Activity. Both during the term of the Executive’s business relationship with the Company, and any time after its termination, Executive may continue his business relationship with MVT and his work pertaining to the Permitted Activity. Executive may own outstanding equity securities: (1) of an entity that is engaged in the Restricted Business if those outstanding equity securities are acquired in connection with any investment, merger, acquisition, or other such transaction involving Company; and (2) no more than 5% of the outstanding equity securities of a Company engage in the restricted Business, if those equity securities are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which holdings represent a passive investment; or

(b) for so long as Executive’s business relationship with Company continues and for 1-year period after it terminates, Executive may not induce or attempt to persuade, whether directly or through an entity with which any Executive is affiliated, any then-current employee, agent, manager, consultant, director, or other participant in the Restricted Business to terminate his or her employment or other relationship with Company so as to enter into any relationship with Executive, any business organization in which Executive is a participant in any capacity whatsoever, or any other business organization in the Restricted Business. The foregoing does not apply to any activities taken by the Executive related to the Permitted Activity; or

(c) for so long as Executive’s business relationship with Company continues and for 1-year period after it terminates, Executive may not: (i) induce or attempt to induce, whether directly or through an entity with which Executive is affiliated, any customer of the Company to cease doing business with Company or its affiliate or otherwise terminate that customer’s relationship with Company or its affiliate, or in any way interfere with the relationship between that Company or its affiliate; or (ii) solicit or provide, whether directly or through an entity with which Executive is affiliated, services that are part of the Business to that customer. In furtherance of the foregoing, during the term of Executive’s employment with Company, Executive may not inform or disclose to any customer that Executive has an intent, desire or plan to terminate his employment with Company.

SECTION 4.3. Time and Scope. Executive acknowledges that the Business is international, and that Company competes with its competitors on an international level. Accordingly, the foregoing restrictions apply internationally. The foregoing time periods and geographical area is divisible and separable and, if a court of competent jurisdiction finally determines the foregoing time periods are too long, or the foregoing geographic scope is too broad, to be enforced, then the time periods will be the longest permissible, and the geographic scope will be the broadest scope permissible in the following respective sequential order to arrive at restrictions that a court of competent jurisdiction determines is reasonable, valid and enforceable in light of the Restricted Business and Company’s circumstances and competitive situation: (a) 6 months or 3 months; and (b) North America, United States of America, the state of Arizona, or Tucson, Arizona.

ARTICLE V

OWNERSHIP OF INTELLECTUAL PROPERTY

SECTION 5.1. Disclosure and Ownership. From time to time, and promptly after Company’s request therefor, Executive must disclose to Company in writing Work Product after the creation thereof in scientifically sufficient detail which, in the case of Discoveries, must be sufficiently detailed for purposes useful in preparing and filing enabling patent applications or seek other registrations, as appropriate. Company owns all right, title and interest in and to any and all Work Product and the Intellectual Property Rights in and to Work Product (the “Work Product IPR”). Company’s ownership rights extend to all documents, files, databases and repositories, in whatever form (including electronic and hard copy), containing Work Product, and any Work Product IPR. To the extent any Work Product may constitute work made for hire under applicable law, it will be deemed such. Company retains the exclusive right to use and practice the Work Product and Work Product IPR. This Agreement does not grant Executive any right to practice or use Work Product or Work Product IPR apart from fulfillment of the duties of employment. Consistent with the foregoing, and as consideration for Executive’s employment or continued employment by Company, Executive hereby: (a) irrevocably assigns and agrees to assign to Company all right, title and interest worldwide in and to any and all Work Product and all Work Product IPR, immediately upon the inception, conception, creation, discovery, development, or filing thereof, and retains no right of ownership of any Work Product or Work Product IPR; (b) covenants that Executive will not personally encumber with, or place or allowed to be placed on, any Work Product or Work Product IPR any restrictions, mortgages, liens, pledges, or security interests; and (c) covenants that Executive will not grant any rights, license or interest in the Work Product or Work Product IPR to any third parties. Executive hereby represents and warrants that Executive has not, before the Commencement Date, granted any right, or entered into any agreement, that would grant any third party, or otherwise create any encumbrance upon, any Work Product or Work Product IPR that might be created or developed while Executive is an employee of Company. In producing any Work Product in the course of Executive’s business relationship with Company, Executive covenants not to infringe or misappropriate any copyright or trade secret of any third party knowingly.

SECTION 5.2. Patent Rights; Further Assurances; Power of Attorney. Company, or any person designated by Company, has the right, at its sole cost and in its sole discretion, to apply for and obtain Intellectual Property Rights registrations on Work Product in the United States and all foreign countries. Whenever requested to do so, both during the term of this Agreement and after termination hereof, Executive must promptly execute and deliver any and all documents that Company may deem necessary or desirable to prepare, file for, obtain and maintain Work Product IPR in any country of the world. If Company is unable to obtain compliance with Executive’s obligations under this ARTICLE because Executive is, for any reason, unavailable, uncooperative, or incapacitated, Executive hereby irrevocably designates and appoints Company, and its duly authorized officers and agents, as Executive’s agent and attorney-in-fact. As Executive’s agent and attorney in fact, Company and its duly authorized officers and agents may act for Executive, and in Executive’s behalf and stead, to execute, verify, deliver and file any documents or things in connection with, and to further the purposes of, this ARTICLE. The foregoing designation and appointment is coupled with an interest. The scope of the Power of Attorney is limited to that subject matter within the scope of this ARTICLE.

SECTION 5.3. Spouses Bound; Spousal Consent. Upon the Company’s request, Executive must cause his spouse to execute and deliver to Company a “Consent of Spouse” in the form of EXHIBIT A attached to this Agreement. The Consent of Spouse does not confer or convey to the spouse any right in Work Product or Work Product IPR that does not otherwise exist by operation of law. If Executive remarries after the Effective Date, Executive must obtain the new spouse’s signature to the Consent of Spouse and deliver it to Company on or before the date 30 days after the day of the remarriage.

ARTICLE VI

OBLIGATIONS OF CONFIDENTIALITY

This ARTICLE IV is in addition to, and not in lieu of, ARTICLE XIV of the Operating Agreement.

SECTION 6.1. Confidential Information. All: (a) Work Product; (b) Third-Party Information (as defined below); and (c) all information and intangible property that is not publicly available or that is used or useful to the Business or pertains to employees are collectively referred to herein as “Confidential Information.” Confidential Information is to be broadly defined and interpreted and includes all non-public information that has or could have commercial value or other utility in the business in which Company is engaged or contemplates engaging, and all information that, if disclosed to others, could be detrimental to the interests of Company. Confidential Information does not need to be identified as such at the time of receipt by or disclosure to Executive in order to constitute Confidential Information. Executive acknowledges and agrees that Confidential Information is: (a) deemed to be valuable, special, unique, important, material and confidential; (b) gives Company a competitive advantage over third parties who do not have access to it; (c) affects the successful and effective conduct of the Business, and (d) if used or disclosed improperly or without proper authorization, or the threat thereof, would severely damage, and irreparably harm Company. However, Confidential Information does not include any information that is known to the public through no fault of Executive, it being understood that subsequent public knowledge will not excuse an earlier breach of this Agreement.

SECTION 6.2. Obligation of Confidentiality. Executive must maintain in absolute and strict confidence all Confidential Information that Executive receives, and may not duplicate, sell, use, lease, publicize, manufacture or otherwise commercialize or divulge to any person or entity any portion of Confidential Information, or use the same for any purpose other than that for Company’s purposes. The foregoing obligations will continue through the date on which the particular Confidential Information is known to the public through no fault of Executive. Executive may disclose Confidential Information: (a) in confidence to a federal, state, or local government official (including a federal or state securities agency under Section 21F of the Exchange Act for the sole purpose of reporting a violation of securities laws in accordance with the requirements for whistleblower protection prescribed thereby), either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed under seal in a lawsuit or other proceeding; and (b) otherwise under applicable governmental laws or regulations or under order of a court of competent jurisdiction, but then only to the extent minimally required to comply therewith, although Executive must reveal to Company the existence, terms, and circumstances surrounding the pertinent order or requirement, to the extent legally permitted, and consult with Company on the steps to be taken to avoid or restrict the disclosure, and give Company the opportunity to prevent or limit the disclosure. If disclosure of information is nonetheless required under clause (b) immediately preceding, Executive must endeavor to put in place arrangements designed to maintain the confidentiality and commercial value of the information and, in any event, must limit its disclosure of the information pursuant to that order, law, or regulation to the minimum required to comply with its terms. Nonetheless, Executive must continue to hold and treat as confidential all information not permitted for disclosure under clauses (A) or (B) immediately preceding. Pursuant to 18 U.S.C. §1831 et. seq., Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of information in accordance with clause (a) immediately preceding. The obligations of this Section 5.2 will survive unless and until the exceptions in clauses (a) or (b) above apply to the information in question. Executive may disclose Confidential Information to a third party or use it for purposes of fulfilling Executive’s duties of employment including any filing of Confidential Information with any governmental agency, such as a patent application, subject to Executive taking all steps that may be required and otherwise commercially reasonable to preserve and protect the confidentiality of the Confidential Information so disclosed or used. The disclosure of any Confidential Information to Executive does not grant Executive a license or option to a license to use or practice the Confidential Information outside the purposes of Executive’s employment.

SECTION 6.3. Third-Party Information.

Subsection 6.3.1. Received by Company. Company has received and in the future will receive from third parties their confidential or proprietary information (“Third-Party Information”) subject to a duty on Company’s part to maintain the confidentiality of that information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, Executive owes Company and those third parties a duty to hold all Third-Party Information in the strictest confidence and not to disclose it to anyone or to use it except as necessary for purposes of employment by Company, but at all times in compliance with any legal requirements imposed on that use or disclosure. Executive must hold all Third-Party Information confidential at least to the same extent and degree, and for the same time period, as that required of Company under Company’s agreement with the disclosing third party or by applicable legal requirements, but, in any event, to an extent, degree and time period no less than that required under this Agreement. Except to the extent an authorized officer of Company may otherwise authorize in writing, Executive may not: (a) disclose Third-Party Information to anyone other than Company’s officers, employees, advisors or consultants who need to know the Third-Party Information for their work on behalf of Company; or (b) use Third-Party Information, except to fulfill duties of employment with Company.

Subsection 6.3.2. Earlier Received by Executive. Executive may not disclose to Company any information that Executive, apart from this Agreement and apart from Executive’s employment hereunder, is obligated to a third-party, expressly or implicitly, to keep confidential. In reliance on Executive’s compliance with the foregoing, Company is free to use all information conveyed by Executive with no obligation to Executive or any third party, which right survives the termination of Executive’s employment.

SECTION 6.4. Ownership. All Confidential Information, except Third-Party Confidential Information, is and remains the sole and exclusive property of Company. Company has the right to retain and use its Confidential Information and to disclose its Confidential Information to others. Upon Company’s request, Executive must execute documents and fulfill other requirements as Company deems appropriate to secure Company rights in its Confidential Information. Company will reimburse Executive any reasonable costs for such action, including fees for Executive’s time if such action is taken after the date that Executive’s employment with Company terminates. Executive has no right, title or interest in or to Third-Party Information, and Company’s right, title and interest in and to Third–Party Information is determined by reference to Company’s agreements with the third party that disclosed that information or by applicable privacy and information laws.

SECTION 6.5. Surrender and Return of Documents and Equipment. Upon termination of Executive’s employment with Company or promptly upon Company’s earlier request, Executive must surrender and return to Company: (a) all Confidential Information in tangible or electronic form that Executive may possess or control; and (b) without any alteration to state or form, and whether or not containing any Confidential Information, all equipment, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computers, computer disks (and other computer-generated files and data), any other data and records of any kind, and all copies thereof , created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to Executive’s employment with Company, that are in Executive’s possession or under Executive’s control. Executive must permanently delete or destroy all copies of any documents and materials not returned to Company that remain in Executive’s possession or control, including those stored on any devices, networks, storage locations and media not owned by Company but in the Executive’s possession or control.

ARTICLE VII

TERMINATION

SECTION 7.1. Termination for Incapacity. Executive’s employment will be deemed terminated upon the date of Executive’s Incapacity. All payment must be made in connection with Executive’s Incapacity must be made in a manner consistent with applicable federal and state law. “Incapacity” means Executive’s death or a physical, emotional or mental condition that renders Executive unable to perform Executive’s regular duties and activities for a period that has run for 60 consecutive days or an aggregate of 90 days during any 12-month period. The cost of the determination of Executive’s Incapacity is the sole responsibility of Company.

SECTION 7.2. Continued Cooperation. Executive may be involved during his employment in certain matters that may require Executive’s future cooperation, including matters related to regulatory proceedings with which Executive was involved during Executive’s employment with Company, or that concern matters of which Executive has particular information or knowledge. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by Company, Executive must cooperate with Company in connection with matters arising out of Executive’s services and duties to Company. Company must pay for, or advance Executive, any out-of-pocket expenses incurred by Executive in providing that cooperation. Company must exercise its reasonable efforts to minimize disruption of the Executive’s other activities and duties. If the requested cooperation requires Executive to spend more than 4 cumulative hours on any one matter, Company must compensate the Executive at an hourly rate determined by reference to Executive base salary on the date his business relationship with the Company was terminated.

SECTION 7.3. Non-Disparagement. Neither Company nor Executive may take any action or make or publish any statement or communication, in whatever form, whether written, oral or otherwise, to any person or entity or in any public forum, or encourage or allow any person within Company’s direction or control, or Executive’s direction or control, as the case may be, to take any action or make or publish any statement or communication that: (a) disparages or criticizes the Executive or his practices; (b) disparages or criticizes the Company, its affiliates, their respective businesses, or any of their respective directors, officers, employees, existing and prospective customers, suppliers, investors and other associated third parties or the practices of any of those persons; (in each case, the “Non-Disparaged Parties”) or (c) disrupts, interferes with or impairs the business activities of any Non-Disparaged Party, including any actions or statements that would harm the reputation of any of them with its current and prospective customers, employers, distributors, contracting agencies, suppliers, other business partners, or the public. The foregoing does not, in any way, restrict or impede Executive or Company, as the case may be, from providing truthful answers in response to any inquiry, investigation or discovery request Executive or Company, as the case may be, may be required to provide or from exercising protected rights to the extent that those rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Each party must promptly provide written notice of any such order to the other party.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

SECTION 8.1. By Executive. Executive hereby represents and warrants to Company that the statements contained in this SECTION are true and accurate as of the Commencement Date, and that Executive will exercise his good faith in performing under this Agreement and will not violate any applicable laws in performing his duties and services under this Agreement.

Subsection 8.1.1. Legal Proceedings. Except as earlier disclosed in writing to Company, Executive has not been: (a) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against Executive; (b) indicted for, or charged in a court of competent jurisdiction with, any felony, provided a felony conviction, plea or no contest for driving under the influence shall not be included in this designation; or (c) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

Subsection 8.1.2. Securities Law; Debarment. Executive has not been found in a criminal or civil action by the United States Securities and Exchange Commission (the “SEC”), Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law or that would otherwise qualify Executive as a “bad actor,” as that term is defined under Rule 506(d) of Regulation D of the Securities Act. Executive has not been or is not currently debarred by the U.S. Food and Drug Administration pursuant to 21 U.S.C. §335a (a) or 42 U.S.C. §1320a-(7)(a), or identified on the U.S. General Services Administration’s list of Excluded Parties List System (EPLS), or the OIG List of Excluded Individuals/Entities (LEIE).

Subsection 8.1.3. Restrictions on Activities. Executive’s acceptance of employment with Company and the performance of the duties hereunder will not: (a) violate any non-solicitation, non-competition or other similar covenant or agreement; or (b) conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding; to which Executive is a party or by which Executive is otherwise bound.

SECTION 8.2. By Company. Company represents and warrants to Executive that: (a) it is duly organized, validly existing and in good standing under the laws of Arizona; (b) has the full power and authority to enter into, deliver and perform its obligations under, and carry out the provisions of, this Agreement; (c) the person executing this Agreement on behalf of Company has been duly authorized to do so, and such person has duly signed and delivered this Agreement; (d) this Agreement constitutes a valid and binding agreement of Company; (e) all action required to be taken to authorize, execute, deliver and perform under this Agreement has been taken and no further approval of any governing person is necessary to consummate this Agreement; (f) execution, delivery and performance of this Agreement by Company do not conflict with any other agreement or arrangement to which Company is a party or by which it is bound, and do not require the consent of any third party; and (g) Company will exercise its good faith in performing under this Agreement and will not violate any applicable laws in performing under this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Agreement in its Entirety. This Agreement represents and constitute the entire agreement between the parties as to the subject matter herein. All prior and contemporaneous oral and written negotiations, representations, warranties, agreements, statements, promises, and understandings with respect to this subject matter, is merged into, and extinguished, superseded, and completely expressed by this Agreement. No party is bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in this Agreement.

SECTION 9.2. Addresses and Notices. All notices, requests, consents, demands and other communications provided in this Agreement must be in writing and will be deemed to have been made or given: (a) on the date delivered, if personally delivered; (b) if sent by confirmed facsimile, at the date and time of transmission as indicated on the received facsimile if sent during normal business hours of the notified party, or if not, on the next business day; (c) if sent by means of electronic mail to the email addresses set forth below, at the date and time of transmission as indicated on the received email if sent during normal business hours of the notified party, or if not, on the next business day; (d) on the date 3 business days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (e) on the date one day after deposit with a nationally recognized overnight courier, specifying overnight delivery, with written verification of receipt. All notices must be addressed to the party entitled to notice at the address indicated below the party’s signature line on this Agreement or at such other address as such party may designate by 10 days’ advance written notice under this SECTION to the other party to this Agreement. For purposes of this Agreement, a notice will be considered “written” or “in writing” if it is in a form on conventional paper or facsimile, or if it is in electronic form (such as an email). Notice of change of address will be effective only when done in accordance with this SECTION. A party may effectively provide and deliver any document, agreement, amendment or other vehicle of notice by means of portable document format (.pdf) or any other electronic means intended to preserve the original graphic and pictorial appearance of a document.

SECTION 9.3. Amendment of this Agreement; Waiver. No supplement, modification, amendment of, or waiver under, this Agreement will be binding unless executed in writing by both parties. A party’s express or implied waiver of or consent to any provision of this Agreement or the other party’s breach of its obligations hereunder may not be deemed to be, or construed as, a consent to, or waiver of, any other provisions or other breach of the same or any other obligations of the other party. A party’s failure, no matter how long, to: (a) complain of any act, or failure to act, by the other party; (b) declare the other party in default, irrespective of how long the default continues; (c) insist upon the strict performance of any obligation or condition of this Agreement; or (d) exercise any right or remedy consequent upon a breach thereof; does not constitute a waiver by that party of its rights, the breach, or any other obligation or condition. A party’s consent in any one instance does not limit or waive the necessity to obtain that party’s consent in any future instance. No single or partial exercise of any right, power or privilege by a party hereunder precludes any other or further exercise thereof or the exercise of any other right, power or privilege by such party. In any event, no consent, waiver or amendment is effective for any purpose hereunder unless that consent, waiver or amendment is in a writing allowed for the purposes of giving notice under this Agreement, and that writing is signed by, or it otherwise confirmed as coming from, the party granting that consent or waiver, or entering into the amendment.

SECTION 9.4. Applicable Law. This Agreement and its effect are subject to and must be construed and enforced in accordance with the laws of Arizona, without regard to its conflicts of law principles.

SECTION 9.5. Assignment. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive is null and void ab initio. Company may assign this Agreement to any successor or assign to all or substantially all of the business or assets of Company, whether direct or indirect, or by purchase, merger, consolidation or otherwise. If assigned, this Agreement will be legally binding upon Company’s successors and assigns and will inure to their benefit.

SECTION 9.6. Compliance with Law; Severability. Nothing in this Agreement is intended, or may be construed, to require the commission of any act contrary to any applicable law. Each party must comply with all applicable laws and regulations in performing its obligations hereunder. If any provision of this Agreement (which is to be applied in the narrowest sense as meaning the particular provision within a single SECTION, Subsection, paragraph, sentence or clause) conflicts with any statute, law, ordinance, policy or treaty such that it is held or adjudged to be invalid, illegal, void or otherwise unenforceable, then the affected provision must be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby and will remain enforceable to the fullest extent permitted by law. In that event, to the fullest extent possible, the remaining provisions of this Agreement will be modified and construed to the extent necessary to resolve the conflict and to give effect to the intent manifested by the provision held invalid, illegal, void or unenforceable.

SECTION 9.7. Computation of Time. In computing any period of time for purposes of this Agreement, the day or date of the act, notice, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a federal holiday or a state holiday in Arizona, in which event the period runs until the end of the next day which is not a Saturday, Sunday or federal or state holiday. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years, unless otherwise indicated. All references to “business days” or “working days” are references to days that are not a Saturday, Sunday or federal or state holiday.

SECTION 9.8. Counterparts. This Agreement may be executed in 2 or more identical counterparts, by manual, electronic or facsimile signature, each of which will be deemed to be an original, and all of which, taken together, will constitute one and the same instrument. Delivery of this Agreement by facsimile will be deemed binding and will have the same force and effect as delivery of signatures on the original Agreement, and each party may use facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used. For the avoidance of doubt, delivery of an executed counterpart signature hereof by any electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as physical delivery of the paper document bearing the original signature.

SECTION 9.9. Employment. Nothing in this Agreement confers on Executive any right with respect to the continuation of employment with Company, nor does this Agreement interfere in any way with the Executive’s or Company’s right to terminate the Executive’s employment or business relationship with Company at any time, with or without cause. Unless otherwise expressly provided in a separate agreement between Company and the Executive, Executive’s employment with Company remains at-will.

SECTION 9.10. Dispute Resolution; Remedies. Any dispute, controversy, or claim arising out of, or in connection with this Agreement, will be settled by arbitration in Pima County, State of Arizona, pursuant to the rules of the American Arbitration Association. Any arbitration award will be final, binding and conclusive upon the parties, and may be entered as a judgment in any court of competent jurisdiction. The arbitrator(s) in any arbitration may award any remedy available at law or equity, including the remedies of specific performance and injunction. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The prevailing party in any proceeding regarding a dispute, controversy or claim is entitled to recover all of its costs and attorneys’ fees incurred in each proceeding, including any and all appeals or petitions from any proceeding. The prevailing party will be determined by the deciding tribunal based on which party succeeds in obtaining the relief, or in successfully obtaining or securing more of the relief it sought than that sought by the opposing party(ies).

SECTION 9.11. Further Assurances. Executive will take whatever additional reasonable action and execute whatever additional reasonable documents Company may in its reasonable judgment deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on the Executive under this Agreement. Company must cover reasonable costs associated with Executive’s performance hereunder, including compensation for time.

SECTION 9.12. Independent Counsel. Executive acknowledges that this Agreement has been prepared on behalf of Company by Company’s counsel. Company’s counsel does not represent, and is not acting on behalf of, Executive. Executive has been provided with an opportunity to consult with Executive’s own counsel with respect to this Agreement.

SECTION 9.13. No Third-Party Beneficiaries. None of the provisions of this Agreement are for the benefit of, or enforceable by, any third party. The agreements herein contained are made for the sole benefit of the parties hereto and no other person or entity is intended to or has any rights or benefits hereunder, whether as a third-party beneficiary or otherwise.

SECTION 9.14. Survival. In addition to any provision of this Agreement that expressly provides for acts or obligations to continue beyond the expiration or earlier termination of this Agreement, the provisions of ARTICLES IV (“Covenants not to Compete”), VI (“Obligations of Confidentiality”), VIII (“Representations and Warranties”), IX (“Miscellaneous”), X (“Rule of Interpretation”) and XI (“Definitions”) and SECTIONS 7.2 (“Continued Cooperation”) and 7.3 (“Non-Disparagement”) survive the expiration or earlier termination of this Agreement. Expiration or earlier termination of this Agreement does not constitute a termination or a waiver of any rights of either party against the other party accruing before or at the time of expiration or termination

SECTION 9.15. Withholding. Company may withhold from any amount payable hereunder any Federal, state and local taxes as may be necessary for Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

SECTION 9.16. Disclosure. Company may provide a copy of this Agreement, advise a third party, including a future employer of Executive, of Executive’s obligations and restrictions under this Agreement, and disclose the nature of the Confidential Information that Executive had access to, whether actual or implied, while employed by Company, to any business or enterprise, and its officers, manager, and directors: (a) that may employ Executive after the Commencement Date; (b) that Executive may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of; or (c) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit his or her name to be used (each business or enterprise described in clauses (a), (b) and (c) immediately above are collectively referred to as a “Future Business Relation”). Company may exercise this right in its sole discretion and without reference to or consent from Executive. Notwithstanding the foregoing, Company shall disclose such information referenced in this Section 9.16 to Future Business Relations, or others, as reasonably requested by Executive, provided Executive has given Company written notice with the names and addresses of such Future Business Relation or other pertinent information recipient.

SECTION 9.17. Rules of Interpretation. The term “include” (and its conjugated verb or cognate noun forms) means “to include without limitation” and “to include but not limit to,” regardless of whether the words “without limitation” or “but not limited to” or their equivalent actually follow it. If a word or phrase is defined, its other grammatical forms, such as any conjugated verb form or cognate noun form, have a corresponding meaning. If a word or phrase is not capitalized, then the word or phrase must be interpreted in accordance with its commonly used meaning, although any words or phrases that have well-known technical or trade meanings must be interpreted in accordance with that meaning. Whenever used in this Agreement: (a) the singular includes the plural, and the plural include the singular; (b) any masculine, feminine or gender-neutral pronoun includes the other and any trust, partnership, limited liability company, firm, or corporation, all as the context and meaning of this Services Agreement may require. The headings of the various ARTICLES, SECTIONS and Subsections of this Services Agreement are used solely for the convenience of the parties, do not form a part of this Agreement and are not intended to affect the interpretation or meaning of this Agreement or to define, limit, extend or describe its scope or intent. Each party has reviewed this Agreement and had the benefit of representation by counsel. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party does not apply to the interpretation of this Agreement.

ARTICLE X

CERTAIN DEFINITIONS

SECTION 10.1. “Discoveries” means all know-how, trade secrets, software, discoveries, inventions, improvements, devices, designs, trademarks, trade names, methods, and protocols, whether or not patentable or registrable, and whether or not reduced to writing or other tangible form or to actual or constructive practice, concerning, and within the scope of, the Business that are developed, conceived, generated or made by Executive, solely or jointly with another, during Executive’s employment with Company, but excluding that which is applicable to, or useful in, the Permitted Activity.

SECTION 10.2. “Intellectual Property Rights” means, with respect to the owner thereof, any and all worldwide, national or regional: (a) Patents; (b) trade secret rights; (c) rights with respect to ownership, control or possession of materials and inventions, discoveries, improvements, know-how, formulas, algorithms, processes, technical information and other technology; (d) trademark and trade name rights and similar rights, and the goodwill associated therewith; (e) rights associated with works of authorship including copyrights; (f) other intellectual and industrial property rights of every kind or nature and however designated, whether arising by operation of law, contract, license or otherwise; and (g) registrations, applications for registration and all renewals and extensions thereof, and all goodwill associated therewith and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

SECTION 10.3. “Patents” means:

(a) United States and foreign patents and patent application, including: (i) the right to file applications and obtain patents throughout the world in the owner’s own name or the name of a designee of the owner; (ii) all rights under any and all international conventions and treaties in respect thereof; (iii) the right to claim in its own name (or a designee’s name) any priority right to which the inventor(s) named under the foregoing patents or patent applications may be entitled; and (iv) all patent applications that may claim priority from, or rely on, any of the foregoing patents and patent applications, including all provisional applications, divisional applications, continuation applications, continuation-in-part applications, substitute applications, inventors’ certificates, foreign counterpart applications, re-examinations, reissues, renewals, extensions and term restorations;

(b) any and all issued and unexpired patents resulting from any of the applications described in (a) above and any statutory invention registrations; and

(c) any and all reissues, reexaminations, amendments, certificates and extensions that may be based on any of the patents described in (a) or (b) above.

SECTION 10.4. “Service Product” means all know-how, trade secrets, software, discoveries, inventions, improvements, devices, designs, trademarks, trade names, methods, and protocols, whether or not patentable or registrable, and whether or not reduced to writing or other tangible form or to actual or constructive practice, concerning, and within the scope of, the Business that are developed, conceived, generated or made by Executive, solely or jointly with another, during Executive’s employment with Company, but excluding that which is applicable to, or useful in, the Permitted Activity.

SECTION 10.5. “Work Product” means, collectively, Service Product and Discoveries. Work Product will be deemed made or produced by Executive while employed by Company if it relates to, and is within the scope of, the Business, results from work done at Company’s request or on its behalf, results from Executive’s access to Company’s records or information, or is made with the benefit of Company’s equipment, supplies, facilities or information for purposes of furthering the Business. Work Product expressly excludes Service Product or Discoveries as applied to, or useful in, the Permitted Activity.

IN WITNESS WHEREOF, Company has caused a duly authorized representative to sign this Agreement where indicated below, and Executive has signed this Agreement where indicated below, to be effective the Commencement Date.

BY SIGNING BELOW, EXECUTIVE REPRESENTS THAT EXECUTIVE: (A) HAS FULLY READ THIS AGREEMENT; (B) UNDERSTANDS THIS AGREEMENT AND, IN PARTICULAR, UNDERSTANDS THAT THIS AGREEMENT RESTRICTS EXECUTIVE’S RIGHTS, BOTH DURING AND AFTER EMPLOYMENT, TO DISCLOSE OR USE COMPANY’S CONFIDENTIAL INFORMATION OR TO COMPETE WITH COMPANY DURING AND AFTER EMPLOYMENT; (C) WITH THAT UNDERSTANDING, VOLUNTARILY ENTERS INTO THIS AGREEMENT; AND (D) HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH EXECUTIVE’S CHOSEN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

NuvOx Pharma, LLC.

By:	/s/ Jon Schilling	By:	/s/ Evan Unger
	Jonathan T. Schilling, Director		Evan C. Unger, M.D.

Date: December 30, 2024		Date: March 22, 2023

EXHIBIT A

SPOUSE’S CONSENT

I, __________, spouse of ____________ (“Executive”), acknowledge that I have read the Executive Employment and Compensation Agreement made effective _____________ to which this Consent is attached as EXHIBIT A (the “Agreement”). I certify that I know the Agreement’s contents and that I am aware that the Agreement contains provisions by which Executive assigns all right, title and interest in and to all Work Product and Work Product IPR, including any interest I might have therein, but that neither the Agreement nor this Consent confers or conveys to me any right in Work Product or Work Product IPR that does not otherwise exist by operation of law.

By signing below, I warrant that I am fully aware of, understand, and fully consent and agree to the provisions of the Agreement and its binding effect upon any community property interests or other marital interests that I now or hereafter own.

By signing below, I hereby expressly consent to the assignment to Company of all my right, title and interest in and to all Work Product and Work Product IPR, including any that I may have by way of a community or marital interest. To further confirm and evidence the foregoing, by signing below, I hereby:

(a) irrevocably assign to Company all my right, title and interest worldwide that I may have in and to any and all Work Product and all Work Product IPR, immediately upon the inception, conception, creation, discovery, development, or filing thereof, and agree that I retain no right of ownership of any Work Product or Work Product IPR;

(b) covenant that I will not encumber with, or place or allowed to be placed on, any Work Product or Work Product IPR any restrictions, mortgages, liens, pledges, or security interests; and

(c) covenant that I will not grant any rights, license or interest in the Work Product or Work Product IPR to any third parties.

I understand and agree that: (i) my community or marital interest, if any, in Work Product and Work Product IPR are irrevocably bound by the Agreement and this Consent; (ii) by operation of this Consent, neither my heirs nor my estate will have any right or claim to Work Product or Work Product IPR in which I may have had a community interest; and (iii) the termination of my marital relationship with Executive for any reason will not have the effect of restoring any right, title or interest I may have had in or to Work Product or Work Product IPR subject to the Agreement or remove it from the effect or coverage of the Agreement.

I am aware that the legal matters addressed by the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought guidance or counsel or determined after reviewing the Agreement carefully that I will waive that right.

I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

__________________________________________

Signature

__________________________________________

Print or Type Name

__________________________________________

Date

SCHEDULE 1

SCHEDULE OF CLASSE B UNITS GRANTED TO EVAN C. UNGER AS

PROFITS INTERESTS TO COMPENSATE FOR EXECUTIVE SERVICES

Date Granted	Number of Units Granted

Prior to December 31, 2012	243,750

December 31, 2013	57,142

December 31, 2014	57,143

December 31, 2015	57,143

December 31, 2016	57,143

Total Units Issued	472,321